Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
A. Pierre Dubois
Manager, Investor Relations, (210) 283-2164
Tesoro Announces Pricing Of Tender Offers And Consent Solicitations For Outstanding Notes
     SAN ANTONIO — November 14, 2005 — Tesoro Corporation (“Tesoro”) (NYSE:TSO) announced today that it has determined the consideration to be paid in connection with the previously announced cash tender offers and consent solicitations for its $211 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2008 (the “2008 Subordinated Notes”), $429 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2012 (the “2012 Subordinated Notes”) and $375 million principal amount outstanding of 8% Senior Secured Notes due 2008 (the “2008 Secured Notes” and together with the 2008 Subordinated Notes and the 2012 Subordinated Notes, the “Notes”). The tender offers also include consent solicitations to eliminate substantially all the covenants and certain events of default in the indentures relating to the Notes. The tender offers and consent solicitations are being made pursuant to Tesoro’s Offer to Purchase and Consent Solicitation Statement dated October 31, 2005.
     The total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of 2008 Subordinated Notes validly tendered (and not validly withdrawn) is $1,052.06, which includes a $30.00 consent payment. The total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of 2012 Subordinated Notes validly tendered (and not validly withdrawn) is $1,105.16, which includes a $30.00 consent payment. The total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of 2008 Secured Notes validly tendered (and not validly withdrawn) is $ 1,052.46, which includes a $30.00 consent payment. The total consideration for each of the 2012 Subordinated Notes and the 2008 Secured Notes was determined using standard market practice of pricing to the first call date at a fixed spread of 50 basis points over the bid side yield on the 3.75% Treasury Notes due March 31, 2007 in the case of the 2012 Subordinated Notes, and at a fixed spread of 50 basis points over the bid side yield on the 1.50% Treasury Notes due March 31, 2006 in the case of the 2008 Secured Notes, in each case determined at 2:00 p.m. New York City time, on November 14, 2005 as reported by the Bloomberg Government Pricing Monitor.
     Holders who properly tender and deliver their consents to the proposed amendments by 5:00 p.m., New York City time, today, unless extended (the “Consent Date”), will be eligible to receive the total consideration with respect to the applicable series of Notes. Holders who properly tender after the Consent Date but on or prior to the Expiration Date (as defined below) will be eligible to receive the tender offer consideration applicable to such series of Notes, which equals the applicable total consideration less the $30.00 consent payment.
     The tender offers will expire at 11:59 p.m., New York City time, on November 29, 2005, unless extended, (the “Expiration Date”) with respect to each series of Notes. Settlement for all Notes tendered on or prior to the Consent Date and accepted for payment is expected to be promptly following the satisfaction of the Financing Condition (as defined below), which is expected to be November 16, 2005. Settlement for all Notes tendered after the Consent Date but by the Expiration Date is expected to be promptly following the Expiration Date. Consummation of the tender offers, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions, including obtaining debt financing, in an amount and on terms acceptable to Tesoro, sufficient to pay, together with a limited amount of cash on hand, for all Notes tendered (the “Financing Condition”).
     Lehman Brothers Inc. is acting as the sole Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations. The Tender Agent and Information Agent is D.F. King & Co., Inc.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitations are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated October 31, 2005.
     Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6431 or (212) 269-5550 in the case of banks and brokerage firms. Questions regarding the tender offers and the consent solicitations should be directed to Lehman Brothers at (212) 528-7581 or toll free at (800) 438-3242.
     Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes almost 500 branded retail stations, of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.
     The foregoing statements regarding Tesoro’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Tesoro’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Tesoro with the Securities and Exchange Commission.
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